Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Provides 2017 Outlook: Expects Full-Year Revenue of $120-127 Million and
Net Income of $3.5 Million to $4.1 Million

Management Expects Significantly Improved Profitability Compared to 2016

with EPS Guidance of $0.40 to $0.47

Fort Lee, NJ, January 10, 2017 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer" or the "Company"), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today provided its preliminary outlook for 2017.

For the full year of 2017, the Company expects:

•	Revenue between $120 and $127 million
•	Net Income between $3.5 and $4.1 million
•	Diluted EPS between $0.40 and $0.47 based on 8.7 million shares

This reflects non-GAAP results of:

•	Adjusted EBITDA of $10.0 million to $11.0 million
•	Non-GAAP EPS between $0.83 to $0.91

Nathan Mazurek, Pioneer's Chairman and Chief Executive Officer, said, “This outlook represents continued margin expansion and further improvement in profitability, as we continue to benefit from the operational improvements we have made and continue to make. We remain focused on higher margin opportunities, resulting in targeted growth. We see continued strong demand for our solutions, as evidenced by our solid backlog of $39.6 million as of December 31, 2016, up from $28.7 million in backlog at December 31, 2015. In particular, we are expanding our presence in the areas of microgrids, distributed generation, on-site generation service and data center solutions. The continued bottom-line improvements are due to our ability to extract operational leverage from our business, and we are confident we can further expand profitability and cash generation as we scale the business.”

The guidance is based on expected business trends and the current composition of the order backlog, excluding the impact of any potential acquisitions, as their timing and investment levels cannot be known with certainty. In addition, this outlook excludes any significant fluctuations in foreign currency exchange rates. Pioneer’s 2017 full-year guidance is based on a foreign currency exchange rate of 74 cents U.S. per Canadian Dollar, an effective tax rate at 28% and a share count of approximately 8.7 million shares. In addition, the impact of any restructuring and non-cash charges arising out of Pioneer’s cost-optimization plans are excluded.

* Note: Pioneer has presented non-GAAP measures such as Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP results.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, low and medium voltage switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 13 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings, (iii) the Company's dependence on a few large customers for a material portion of its sales, (iv) the potential loss or departure of key personnel (v) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's results, (vi) market acceptance of existing and new products, (vii) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (viii) general economic and market conditions, (ix) unanticipated increases in raw material prices or disruptions in supply, (x) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xi) reported material weaknesses in the Company's internal control over financial reporting, and (xii) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Table Follows

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

	Range of Plans
	Calendar Year 17
	Low	High
Reconciliation to Adjusted EBITDA and EPS
Net earnings (loss) per share (GAAP measure)	$0.40	$0.47
Net earnings (loss) (GAAP measure)	$3,450	$4,070
Interest expense	1,189	1,282
Income tax expense (benefit)	1,342	1,583
Depreciation and amortization	3,013	3,013
Other non-recurring expenses	1,049	1,049
Adjusted EBITDA (Non-GAAP measure)	10,043	10,997
Tax Effects	(2,812)	(3,079)
Non-GAAP net earnings	$7,231	$7,918
Non-GAAP net earnings per diluted share	$0.83	$0.91
Weighted average diluted shares outstanding	8,708	8,708

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